Exhibit 99.1
FOR IMMEDIATE RELEASE

MEDIA CONTACT:	Sue Atkinson, 615-320-7532
FINANCIAL CONTACT:	Harold Carpenter, 615-744-3742
WEBSITE:	www.pnfp.com
PINNACLE FINANCIAL REPORTS
THIRD QUARTER 2009 RESULTS
     NASHVILLE, Tenn., Oct. 20, 2009 — Pinnacle Financial Partners Inc. (Nasdaq/NGS: PNFP) today reported preliminary quarterly results of a loss per fully diluted common share available to common stockholders of ($0.15) for the quarter ended Sept. 30, 2009, compared to $0.36 of earnings per fully diluted common share available to common stockholders for the quarter ended Sept. 30, 2008.
     Fully diluted loss per common share available to common stockholders was ($1.39) for the nine months ended Sept. 30, 2009, compared to $0.96 of earnings per fully diluted common share available to common stockholders for the nine months ended Sept. 30, 2008.
SUMMARY OF KEY POINTS:
•	Pinnacle increased the loan loss allowance and associated provision expense during the third quarter of 2009 as a result of continued weakness in the local real estate market and higher nonperforming assets.

•	Meaningful growth in loans and core deposits reflect dissatisfaction with the large regional banks in Nashville and Knoxville, including core deposit growth of 16.0 percent from Sept. 30, 2008.

•	Net interest margin increased from 2.75 percent for the quarter ended June 30, 2009 to 3.05 percent for the quarter ended Sept. 30, 2009.

•	Revenue grew 9.73 percent from the third quarter of 2008 to the third quarter of 2009.

     Net loan growth during the third quarter of 2009 was $64 million, compared to $70 million in the second quarter of 2009, and $119 million in the first quarter of 2009. At Sept. 30, 2009, Pinnacle’s allowance for loan losses was 2.30 percent of total loans, compared to 1.86 percent at June 30, 2009, and 1.09 percent at Sept. 30, 2008.
     “Our third quarter results reflect increased provisioning due primarily to our assessment of increasing risk associated within our loan portfolio, particularly the residential construction and land development portfolio,” said M. Terry Turner, Pinnacle’s president and chief executive officer. “Credit quality remains the primary area of focus for us, but we are also growing our client base with high quality relationships. With our capital strength we should be well-positioned to continue to take advantage of the current market turmoil as evidenced by our core deposit growth of 16.0 percent over last year.”
     In the 2009 market share report for the Nashville and Knoxville MSAs issued by the Federal Deposit Insurance Corporation (FDIC) on Oct. 16, 2009, Pinnacle was the fastest-growing financial institution in both MSAs for the year. It remains the fourth largest institution in Nashville, with a market share of 10.52 percent, up from 9.56 percent the previous year. Pinnacle Knoxville moved up five places to ninth largest since its 2007 de novo opening. The report showed Pinnacle and other smaller competitors continue to take market share from the regionals and nationals in the two markets.
THIRD QUARTER 2009 HIGHLIGHTS:
•	Operating results
•	Revenue (the sum of net interest income and noninterest income) for the quarter ended Sept. 30, 2009, amounted to $42.29 million, compared to $38.53 million for the same quarter of last year, an increase of 9.73 percent.

•	Net loss available to common stockholders for the third quarter of 2009 was ($4.85 million), compared to the prior year’s third quarter net income available to common shareholders of $8.80 million. Included in the net loss available to common stockholders for the third quarter of 2009, was $1.21 million of preferred stock dividends related to securities issued under the U.S. Treasury’s Capital Purchase Program.

•	Continued balance sheet growth
•	Loans at Sept. 30, 2009, were $3.61 billion, up $405 million from $3.20 billion at Sept. 30, 2008, representing an annual organic growth rate of 12.6 percent.

•	Total deposits at Sept. 30, 2009, were $3.82 billion, up $525 million from $3.30 billion at Sept. 30, 2008, representing an annual organic growth rate of 15.9 percent.

•	Core funding (all deposits except time deposits greater than $100,000) amounted to $2.24 billion at Sept. 30, 2009, an increase of 16.0 percent from the $1.93 billion at Sept. 30, 2008. Core funding also increased by $148 million during the third quarter of 2009, or an annualized growth rate of 28.4 percent from balances as of June 30, 2009.
•	Credit quality
•	Net charge-offs were $5.2 million for the three months ended Sept. 30, 2009, compared to $73,000 for the three months ended Sept. 30, 2008. Net charge-offs as a percentage of average loan balances were 0.58 percent (annualized) for the three months ended Sept. 30, 2009, compared to 0.41 percent (annualized) for the three months ended Sept. 30, 2008. Net charge-offs as a percentage of average loan balances were 2.04 percent (annualized) for the nine months ended Sept. 30, 2009, compared to 0.05 percent (annualized) for the nine months ended Sept. 30, 2008. The $21.5 million charge-off of a loan to a bank holding company disclosed in May of this year accounted for 0.80 percent annualized net charge-off as a percentage of average loan balances for the nine months ended Sept. 30, 2009.

•	Nonperforming assets were 3.98 percent of total loans and other real estate at Sept. 30, 2009, compared to 0.86 percent at Dec. 31, 2008, and 0.93 percent at Sept. 30, 2008.

•	Past due loans over 30 days, excluding nonperforming loans, were 0.86 percent of total loans at Sept. 30, 2009; 0.60 percent at Dec. 31, 2008; and 0.61 percent at Sept. 30, 2008.

•	Capital
•	At Sept. 30, 2009, Pinnacle’s ratio of tangible common stockholders’ equity to tangible assets was 7.5 percent, compared to 6.2 percent at Dec. 31, 2008. Pinnacle’s tangible book value per common share was $10.99 at Sept. 30, 2009, compared to $11.70 at Dec. 31, 2008.

•	At Sept. 30, 2009, Pinnacle’s total risk based capital ratio was 14.7 percent, compared to 13.5 percent at Dec. 31, 2008.
     “Although we are disappointed with the increase in nonperforming loans, we are pleased with another quarter of solid loan and core deposit growth”, Turner said. “We continue to add new, quality relationships, grow core deposits and improve our margins resulting in stronger net interest income this quarter. We have added significant resources to address problem assets including the reassignment of experienced professionals to these areas to pursue the aggressive resolution of these matters.”
     “We believe Nashville and Knoxville were late in feeling the impact of this credit cycle,” Turner said. “The indicators we use to signal a meaningful recovery do not appear to be improving at sufficient levels at this time. As a result, we believe it is in the best interests of our shareholders to proceed with caution and postpone redemption of the preferred stock we issued under the U.S. Treasury’s Capital Purchase Program until we are both confident that there has been sufficient improvement in economic conditions and we see reductions in the growth of our problem assets.”
CREDIT QUALITY
•	Allowance for loan losses represented 2.30 percent of total loans at Sept. 30, 2009, compared to 1.86 percent at June 30, 2009 and 1.09 percent a year ago.

•	Provision for loan losses was $22.13 million for the third quarter of 2009, compared to $3.13 million for the third quarter of 2008.
•	During the third quarter of 2009, the firm recorded net charge-offs of $5.2 million, compared to net charge-offs of $73,000 during the same period in 2008. Annualized net charge-offs to total average loans were 2.04 percent for the nine months ended Sept. 30, 2009.

     “Net charge-offs of more than $5 million during the third quarter were slightly higher than we anticipated,” Turner said. “Although it appears that real estate values are stabilizing, we do not believe a meaningful real estate market recovery will begin in the near term. In spite of this, we remain committed to the rapid reduction of our nonperforming asset levels.”
     Pinnacle reported that nonperforming loans and other real estate owned as a percentage of total loans and other real estate owned increased from 3.34 percent at June 30, 2009, to 3.98 percent at Sept. 30, 2009. The following is a summary of the activity in various nonperforming asset categories for the quarter ended Sept. 30, 2009:

	Balances	Payments, Sales		Balances
(in thousands)	June 30, 2009	and Reductions	Increases	Sept. 30, 2009
Nonperforming loans:
Residential construction & development	$71,303	$19,009	$34,681	$86,975
Other	29,025	8,941	14,666	34,751

Totals	100,328	27,950	49,347	121,726

Other real estate:
Residential construction & development	16,234	8,817	11,461	18,878
Other	2,611	1,383	2,663	3,891

Totals	18,845	10,200	14,124	22,769

Total nonperforming assets	$119,173	$38,150	$63,471	$144,495

REVENUE
•	Net interest income for third quarter 2009 was $34.55 million, compared to $29.28 million for the same quarter last year, an increase of 17.99 percent.
•	Net interest margin for the third quarter of 2009 was 3.05 percent, compared to a net interest margin of 2.75 percent for the second quarter of 2009 and 3.14 percent for the same period last year.
•	Noninterest income for the third quarter 2009 was $7.74 million, a 16.38 percent decrease from the $9.25 million recorded during the same quarter in 2008. The decrease is due to lower consumer deposit fees and less revenue from our investment and insurance businesses. Additionally, the second quarter of 2008 included a one-time gain of $695,000 from the sale of a loan.
     “We are pleased with the progress we have made in the improvement of our net interest margin in the third quarter,” said Harold Carpenter, Pinnacle’s chief financial officer. “Our net interest income is up more than $4 million from the second quarter. That increase is the result of a focused effort by our relationship managers to increase loan pricing as well as more emphasis on gathering lower cost core deposits. We are optimistic that we will continue to improve our margins for the remainder of this year.”
     Net interest income was $34.55 million during the third quarter of 2009, which was an all-time high for Pinnacle and represented an increase of 13.23 percent over second quarter of 2009 and an increase of 17.99 percent over the third quarter of 2008. This increase was attributable to increased loan volumes as well as lower deposit costs, primarily related to reductions in interest rates paid on time deposits and a large funding shift to money market deposit accounts.
     Noninterest income was $7.74 million during the third quarter of 2009, down from the $10.6 million during the second quarter of 2009 and $9.3 million during the third quarter of 2008. Noninterest income declined 27.03 percent on a linked-quarter basis due primarily to a decrease in the amount of gains on the sale of investment securities and gains on the sales of loans, the latter of which is attributable to reduced volumes for the firm’s mortgage origination business.
     During the third quarter of 2009, Pinnacle’s mortgage origination unit sold $114 million of mortgage loans, compared to $213.2 million sold during the second quarter of 2009 and $71.9 million during the third quarter of 2008. Gross fees on these loan sales were $1.83 million in the third quarter of 2009, compared to $3.03 million in the second quarter of 2009 and $1.29 million in the third quarter of 2008.
NONINTEREST EXPENSE AND TAXES
•	Noninterest expense for the quarter ended Sept. 30, 2009, was $27.28 million, compared to $30.6 million in the second quarter of 2009 and $23.33 million in the third quarter of 2008.

•	Compensation expense was $14.25 million during the third quarter of 2009, compared to $12.68 million during the second quarter of 2009 and $13.01 million during the third quarter of 2008. The increase in compensation expense between the second and third quarters of 2009 was due primarily to the reversal of approximately $1.07 million of previously accrued incentive costs in the second quarter.

•	Included in noninterest expense for the third quarter of 2009 was $1.3 million in other real estate expenses, of which $0.7 million was attributable to losses on the sale of other real estate properties. Third quarter 2009 other real estate expense was approximately $2.7 million less than second quarter 2009 other real estate expense.

•	Also impacting the comparison of third quarter 2009 expense to the second quarter 2009 expense was the FDIC special assessment which was accrued in the second quarter of 2009.

•	The efficiency ratio (noninterest expense divided by net interest income and noninterest income) was 64.5 percent during the third quarter of 2009, compared to 74.4 percent for the second quarter of 2009 and 60.5 percent in the third quarter of 2008.

•	Due to the continued operating losses of the company, the effective tax benefit rate for the third quarter of 2009 was approximately 53.1 percent, compared to a 27.2 percent effective tax expense rate for the same quarter in 2008.
     “Our effective tax rate continues to reflect the impact of our current loss position and various tax saving initiatives,” Carpenter said. “Our current projections indicate that we will approximate a 45 percent effective tax benefit rate for the year ending Dec. 31, 2009.”
     Carpenter noted that the firm would evaluate impairment of goodwill, if necessary, prior to filing its Form 10-Q with the Securities and Exchange Commission.
INVESTMENTS IN FUTURE GROWTH
•	Pinnacle has hired 41 highly experienced associates for its denovo expansion to Knoxville that was announced on April 9, 2007. Loans outstanding in Knoxville at Sept. 30, 2009, were $385.6 million. Pinnacle has opened a second full-service office in the Fountain City area of Knoxville this week and will open another in the Farragut area later this year.

•	Pinnacle also has three new Nashville offices under construction — two in the Belle Meade and 100 Oaks areas in Nashville and one in Brentwood, Tenn. The Belle Meade and Brentwood offices are expected to open in late fourth quarter of 2009, with two existing Brentwood locations consolidating into the new Brentwood office. The firm anticipates the new 100 Oaks office to open in the first half of 2010.

•	Pinnacle’s total associate base at Sept. 30, 2009, was 768.0 full-time equivalents (FTEs), compared to 723.0 at Sept. 30, 2008. Pinnacle anticipates increasing its associate base by approximately 20 associates during the remainder of 2009.
WEBCAST AND CONFERENCE CALL INFORMATION
     Pinnacle will host a webcast and conference call at 8:30 a.m. (CDT) on Wednesday, Oct. 21, 2009, to discuss third quarter 2009 results and other matters. To access the call for audio only, please call 1/888 359-3610. For the presentation and streaming audio, please access the webcast on the investor relations page of Pinnacle’s website at www.pnfp.com.
     For those unable to participate in the webcast, the presentation will be archived on the investor relations page of Pinnacle’s website at www.pnfp.com for 120 days following the presentation.
     Pinnacle Financial Partners provides a full range of banking, investment, mortgage and insurance products and services designed for small- to mid-sized businesses and their owners, real estate professionals and individuals interested in a comprehensive relationship with their financial institution. Comprehensive wealth management services, such as financial planning and trust, help clients increase, protect and distribute their assets.
     The firm began operations in a single downtown Nashville location in Oct. 2000 and has since grown to over $5.1 billion in assets at Sept. 30, 2009. In 2007, Pinnacle launched an expansion into Knoxville, another high growth MSA. At Sept. 30, 2009, Pinnacle is the second-largest bank holding company headquartered in Tennessee, with 31 offices in eight Middle Tennessee counties and two in Knoxville. The firm was also added to Standard & Poor’s SmallCap 600 index in 2009.
     Additional information concerning Pinnacle can be accessed at www.pnfp.com.
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     Certain of the statements in this release may constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The words “expect,” “anticipate,” “intend,” “plan,” “believe,””should,” “seek,” “estimate” and similar expressions are intended to identify such forward-looking statements, but other statements not based on historical information may also be considered forward-looking. All forward-looking statements are subject to risks, uncertainties and other facts that may cause the actual results, performance or achievements of Pinnacle to differ materially from any results expressed or implied by such forward-looking statements. Such factors include, without limitation, (i) deterioration in the financial condition of borrowers resulting in significant increases in loan losses and provisions for those losses; (ii) continuation of the historically low short-term interest rate environment; (iii) the inability of Pinnacle Financial to continue to grow its loan portfolio in the Nashville-Davidson-Murfreesboro-Franklin MSA and the Knoxville MSA; (iv) changes in loan underwriting, credit review or loss reserve policies associated with economic conditions, examination conclusions, or regulatory developments; (v) increased competition with other financial institutions; (vi) greater than anticipated deterioration or lack of sustained growth in the national or local economies including the Nashville-Davidson-Murfreesboro-Franklin MSA and the Knoxville MSA, particularly in commercial and residential real estate markets; (vii) rapid fluctuations or unanticipated changes in interest rates; (viii) the results of regulatory examinations; (ix) the development of any new market other than Nashville or Knoxville; (x) a merger or acquisition; (xi) any activity in the capital markets that would cause Pinnacle to conclude that there was impairment of any asset, including intangible assets; (xii) the impact of governmental restrictions on entities participating in the Capital Purchase Program, of the U.S. Department of the Treasury (the “Treasury”); and (xiii) changes in state and federal legislation, regulations or policies applicable to banks and other financial service providers, including regulatory or legislative developments arising out of current unsettled conditions in the economy. A more detailed description of these and other risks is contained in Pinnacle’s most recent annual report on Form 10-K as updated by its Current Report on Form 8-K filed with the Securities and Exchange Commission on June 10, 2009. Many of such factors are beyond Pinnacle’s ability to control or predict, and readers are cautioned not to put undue reliance on such forward-looking statements. Pinnacle disclaims any obligation to update or revise any forward-looking statements contained in this release, whether as a result of new information, future events or otherwise.

PINNACLE FINANCIAL PARTNERS, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS — UNAUDITED

	September 30, 2009	December 31, 2008

ASSETS
Cash and noninterest-bearing due from banks	$50,524,482	$68,388,961
Interest-bearing due from banks	55,914,345	8,869,680
Federal funds sold and other	14,584,425	12,994,114

Cash and cash equivalents	121,023,252	90,252,755

Securities available-for-sale, at fair value	925,888,875	839,229,428
Securities held-to-maturity (fair value of $6,766,695 and $10,469,307 at September 30, 2009 and December 31, 2008, respectively)	6,550,727	10,551,256
Mortgage loans held-for-sale	15,334,959	25,476,788
Loans	3,607,886,366	3,354,907,269
Less allowance for loan losses	(82,981,386)	(36,484,073)

Loans, net	3,524,904,980	3,318,423,196

Premises and equipment, net	74,105,789	68,865,221
Other investments	37,960,842	33,616,450
Accrued interest receivable	18,008,909	17,565,141
Goodwill	244,116,260	244,160,624
Core deposit and other intangible assets	14,459,850	16,871,202
Other real estate	22,768,379	18,305,880
Other assets	89,587,040	70,756,823

Total assets	$5,094,709,862	$4,754,074,764

LIABILITIES AND STOCKHOLDERS’ EQUITY
Deposits:
Noninterest-bearing	$504,480,992	$424,756,813
Interest-bearing	356,390,529	375,992,912
Savings and money market accounts	948,874,564	694,582,319
Time	2,010,162,777	2,037,914,307

Total deposits	3,819,908,862	3,533,246,351
Securities sold under agreements to repurchase	215,673,900	184,297,793
Federal Home Loan Bank advances and other borrowings	222,986,207	201,966,181
Federal Funds purchased	—	71,643,000
Subordinated debt	97,476,000	97,476,000
Accrued interest payable	8,018,015	8,326,264
Other liabilities	20,555,751	29,820,779

Total liabilities	4,384,618,735	4,126,776,368

Stockholders’ equity:
Preferred stock, no par value; 10,000,000 shares authorized; 95,000 shares issued and outstanding at September 30, 2009 and December 31, 2008	89,167,705	88,348,647
Common stock, par value $1.00; 90,000,000 shares authorized; 32,956,737 issued and outstanding at September 30, 2009 and 23,762,124 issued and outstanding at December 31, 2008	32,956,737	23,762,124
Common stock warrants	3,348,402	6,696,804
Additional paid-in capital	523,232,882	417,040,974
Retained earnings	47,322,426	84,380,447
Accumulated other comprehensive income, net of taxes	14,062,975	7,069,400

Stockholders’ equity	710,091,127	627,298,396

Total liabilities and stockholders’ equity	$5,094,709,862	$4,754,074,764

This information is preliminary and based on company data available at the time of the presentation.

PINNACLE FINANCIAL PARTNERS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS — UNAUDITED

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2009	2008	2009	2008

Interest income:
Loans, including fees	$41,665,915	$44,075,167	$119,818,533	$131,694,867
Securities:
Taxable	8,607,924	6,005,024	26,088,836	15,434,782
Tax-exempt	1,694,323	1,339,930	4,742,447	4,030,699
Federal funds sold and other	473,663	452,690	1,338,587	1,647,725

Total interest income	52,441,825	51,872,811	151,988,403	152,808,073

Interest expense:
Deposits	15,099,627	18,778,955	49,253,606	57,583,697
Securities sold under agreements to repurchase	363,302	681,912	1,147,363	2,081,055
Federal Home Loan Bank advances and other borrowings	2,430,839	3,130,448	7,826,936	8,820,575

Total interest expense	17,893,768	22,591,315	58,227,905	68,485,327

Net interest income	34,548,057	29,281,496	93,760,498	84,322,746
Provision for loan losses	22,134,025	3,124,819	101,063,950	7,503,412

Net interest income (loss) after provision for loan losses	12,414,032	26,156,677	(7,303,452)	76,819,334

Noninterest income:
Service charges on deposit accounts	2,559,394	2,778,097	7,604,774	8,036,320
Investment services	1,112,059	1,271,284	3,044,444	3,759,779
Insurance sales commissions	906,298	959,104	3,130,849	2,612,255
Gain on loans and loan participations sold, net	899,553	1,460,478	3,820,667	2,996,390
Net gain on sale of investments securities	—	—	6,462,241	—
Trust fees	585,737	584,927	1,885,091	1,621,385
Other noninterest income	1,674,051	2,199,051	5,526,975	7,652,700

Total noninterest income	7,737,092	9,252,941	31,475,041	26,678,829

Noninterest expense:
Salaries and employee benefits	14,245,485	13,013,116	41,672,578	39,382,393
Equipment and occupancy	4,445,666	3,731,932	12,991,928	11,235,137
Other real estate owned	1,250,152	95,255	5,864,375	285,061
Marketing and other business development	512,063	380,555	1,417,780	1,234,933
Postage and supplies	515,110	761,744	2,174,796	2,253,371
Amortization of intangibles	776,784	788,267	2,411,351	2,312,333
Other noninterest expense	5,535,079	3,390,326	16,596,965	9,569,734
Merger related expense	—	1,165,177	—	5,620,216

Total noninterest expense	27,280,339	23,326,372	83,129,773	71,893,178

Income (loss) before income taxes	(7,129,215)	12,083,246	(58,958,184)	31,604,985
Income tax expense (benefit)	(3,782,045)	3,288,104	(25,925,471)	8,783,920

Net income (loss)	(3,347,170)	8,795,142	(33,032,713)	22,821,065
Preferred dividends	1,213,889	—	3,602,083	—
Accretion on preferred stock discount	290,105	—	819,059	—

Net income (loss) available to common stockholders	$(4,851,164)	$8,795,142	$(37,453,855)	$22,821,065

Per share information:
Basic net income (loss) per common share available to common stockholders	($0.15)	$0.38	($1.39)	$1.01

Diluted net income (loss) per common share available to common stockholders	($0.15)	$0.36	($1.39)	$0.96

Weighted average shares outstanding:
Basic	32,460,614	23,174,998	27,011,749	22,559,449
Diluted	32,460,614	24,439,642	27,011,749	23,826,368
This information is preliminary and based on company data available at the time of the presentation.

PINNACLE FINANCIAL PARTNERS, INC. AND SUBSIDIARIES
ANALYSIS OF INTEREST INCOME AND EXPENSE, RATES AND YIELDS-UNAUDITED

	Three months ended			Three months ended
(dollars in thousands)	September 30, 2009			September 30, 2008

	Average			Average
	Balances	Interest	Rates/ Yields	Balances	Interest	Rates/ Yields

Interest-earning assets:
Loans	$3,583,182	$41,666	4.61%	$3,129,549	$44,075	5.60%
Securities:
Taxable	749,457	8,608	4.56%	455,945	6,005	5.24%
Tax-exempt (1)	169,171	1,694	5.24%	134,198	1,340	5.24%
Federal funds sold and other	74,663	474	2.76%	45,890	453	4.37%

Total interest-earning assets	4,576,473	$52,442	4.60%	3,765,582	$51,873	5.53%

Nonearning assets
Intangible assets	259,016			261,584
Other nonearning assets	193,366			175,426

Total assets	$5,028,855			$4,202,592

Interest-bearing liabilities:
Interest-bearing deposits:
Interest checking	$348,300	$508	0.58%	$373,567	$1,109	1.18%
Savings and money market	916,669	2,967	1.28%	706,225	2,856	1.61%
Certificates of deposit	2,018,814	11,625	2.28%	1,689,221	14,814	3.49%

Total interest-bearing deposits	3,283,783	15,100	1.82%	2,769,013	18,779	2.70%
Securities sold under agreements to repurchase	223,737	363	0.64%	204,101	682	1.33%
Federal Home Loan Bank advances and other borrowings	236,660	1,481	2.48%	215,739	1,845	3.40%
Subordinated debt	97,476	950	3.86%	90,465	1,285	5.65%

Total interest-bearing liabilities	3,841,656	17,894	1.85%	3,279,318	22,591	2.74%
Noninterest-bearing deposits	462,783	—	—	409,850	—	—

Total deposits and interest-bearing liabilities	4,304,439	$17,894	1.65%	3,689,168	$22,591	2.44%

Other liabilities	8,572			10,849
Stockholders’ equity	715,844			502,575

Total liabilities and stockholders’ equity	$5,028,855			$4,202,592

Net interest income		$34,548			$29,281

Net interest spread (2)			2.75%			2.79%
Net interest margin (3)			3.05%			3.14%

(1)	Yields computed on tax-exempt instruments on a tax equivalent basis.

(2)	Yields realized on interest-earning assets less the rates paid on interest-bearing liabilities.

(3)	Net interest margin is the result of annualized net interest income calculated on a tax equivalent basis divided by average interest-earning assets for the period.
This information is preliminary and based on company data available at the time of the presentation.

PINNACLE FINANCIAL PARTNERS, INC. AND SUBSIDIARIES
ANALYSIS OF INTEREST INCOME AND EXPENSE, RATES AND YIELDS-UNAUDITED

	Nine months ended			Nine months ended
(dollars in thousands)	September 30, 2009			September 30, 2008

	Average			Average
	Balances	Interest	Rates/ Yields	Balances	Interest	Rates/ Yields

Interest-earning assets:
Loans	$3,506,243	$119,819	4.57%	$2,944,422	$131,695	5.98%
Securities:
Taxable	739,480	26,089	4.72%	401,268	15,435	5.14%
Tax-exempt (1)	159,086	4,742	5.26%	135,702	4,031	5.23%
Federal funds sold and other	82,614	1,339	2.35%	48,904	1,648	4.86%

Total interest-earning assets	4,487,423	$151,988	4.58%	3,530,296	$152,808	5.84%

Nonearning assets
Intangible assets	259,894			259,870
Other nonearning assets	219,859			173,219

Total assets	$4,967,176			$3,963,385

Interest-bearing liabilities:
Interest-bearing deposits:
Interest checking	$355,677	$1,405	0.53%	$385,863	$4,577	1.58%
Savings and money market	802,946	7,322	1.22%	715,019	9,676	1.81%
Certificates of deposit	2,106,428	40,527	2.57%	1,509,602	43,331	3.83%

Total interest-bearing deposits	3,265,051	49,254	2.02%	2,610,484	57,584	2.95%
Securities sold under agreements to repurchase	232,450	1,147	0.66%	182,698	2,081	1.52%
Federal Home Loan Bank advances and other borrowings	254,145	4,657	2.45%	189,438	4,958	3.50%
Subordinated debt	97,476	3,170	4.35%	85,139	3,862	6.06%

Total interest-bearing liabilities	3,849,122	58,228	2.02%	3,067,759	68,485	2.98%
Noninterest-bearing deposits	445,616	—	—	392,200	—	—

Total deposits and interest-bearing liabilities	4,294,738	$58,228	1.81%	3,459,959	$68,485	2.64%

Other liabilities	5,436			18,587
Stockholders’ equity	667,002			484,839

Total liabilities and stockholders’ equity	$4,967,176			$3,963,385

Net interest income		$93,760			$84,323

Net interest spread (2)			2.56%			2.86%
Net interest margin (3)			2.84%			3.24%

(1)	Yields computed on tax-exempt instruments on a tax equivalent basis.
(2)	Yields realized on interest-earning assets less the rates paid on interest-bearing liabilities.
(3)	Net interest margin is the result of annualized net interest income calculated on a tax equivalent basis divided by average interest-earning assets for the period.
This information is preliminary and based on company data available at the time of the presentation.

PINNACLE FINANCIAL PARTNERS, INC. AND SUBSIDIARIES
SELECTED QUARTERLY FINANCIAL DATA — UNAUDITED

	September	June	March	Dec	Sept	June
(dollars in thousands)	2009	2009	2009	2008	2008	2008

Balance sheet data, at quarter end:
Total assets	$5,094,710	5,036,742	4,952,151	4,754,075	4,337,552	4,106,055
Total loans	3,607,886	3,544,176	3,473,959	3,354,907	3,202,909	3,032,272
Allowance for loan losses	(82,981)	(66,075)	(45,334)	(36,484)	(34,841)	(31,789)
Securities	932,440	926,085	868,472	849,781	628,807	521,214
Noninterest-bearing deposits	504,481	470,049	451,418	424,757	457,543	438,458
Total deposits	3,819,909	3,761,444	3,750,958	3,533,246	3,295,163	3,152,514
Securities sold under agreements to repurchase	215,674	215,135	209,591	184,298	198,807	183,188
FHLB advances and other borrowings	222,986	228,317	221,642	273,609	207,239	187,315
Subordinated debt	97,476	97,476	97,476	97,476	97,476	82,476
Total stockholders’ equity	710,091	703,772	631,646	627,298	512,569	481,709

Balance sheet data, quarterly averages:
Total assets	$5,028,855	5,001,489	4,869,390	4,525,406	4,202,592	3,913,519
Total loans	3,583,182	3,517,254	3,416,462	3,282,461	3,129,549	2,941,973
Securities	918,628	912,192	864,280	722,051	590,143	516,949
Total earning assets	4,576,473	4,523,003	4,354,177	4,077,310	3,765,582	3,500,853
Noninterest-bearing deposits	462,783	455,709	417,861	442,267	409,850	398,337
Total deposits	3,746,566	3,735,789	3,648,567	3,393,234	3,178,863	2,947,669
Securities sold under agreements to repurchase	223,737	243,765	229,918	238,310	204,101	174,847
Advances from FHLB and other borrowings	236,660	255,263	234,887	234,482	215,739	208,773
Subordinated debt	97,476	97,476	97,476	97,476	90,465	82,476
Total stockholders’ equity	715,844	649,792	634,481	540,260	502,575	477,502

Statement of operations data, for the three months ended:
Interest income	$52,442	50,028	49,518	53,273	51,873	48,774
Interest expense	17,894	19,516	20,818	23,381	22,591	21,092

Net interest income	34,548	30,512	28,700	29,892	29,282	27,682
Provision for loan losses	22,134	65,320	13,610	3,710	3,125	2,787

Net interest income (loss) after provision for loan losses	12,414	(34,808)	15,090	26,182	26,157	24,895
Noninterest income	7,737	10,602	13,136	8,040	9,253	9,058
Noninterest expense	27,281	30,607	25,243	22,586	23,326	23,075

Income (loss) before taxes	(7,130)	(54,813)	2,983	11,636	12,084	10,878
Income tax expense (benefit)	(3,782)	(23,036)	893	3,583	3,288	2,917
Preferred dividends and accretion	1,504	1,470	1,447	309	—	—

Net income (loss) available to common stockholders	$(4,852)	(33,247)	643	7,744	8,796	7,961

Profitability and other ratios:
Return on avg. assets (1)	(0.38%)	(2.67%)	0.05%	0.68%	0.83%	0.82%
Return on avg. equity (1)	(2.69%)	(20.52%)	0.41%	5.70%	6.96%	6.71%
Net interest margin (1) (2)	3.05%	2.75%	2.72%	2.96%	3.14%	3.24%
Noninterest income to total revenue (3)	18.30%	25.79%	31.40%	21.19%	24.01%	24.66%
Noninterest income to avg. assets (1)	0.61%	0.85%	1.09%	0.71%	0.88%	0.93%
Noninterest exp. to avg. assets (1)	2.15%	2.45%	2.10%	1.99%	2.21%	2.36%
Efficiency ratio (4)	64.52%	74.44%	60.34%	59.54%	60.53%	62.81%
Avg. loans to average deposits	95.64%	94.15%	93.64%	96.74%	98.45%	99.81%
Securities to total assets	18.30%	18.39%	17.54%	17.87%	14.50%	12.69%
Average interest-earning assets to average interest-bearing liabilities	119.13%	116.67%	114.80%	115.79%	114.83%	116.10%
Brokered time deposits to total deposits (16)	13.83%	16.51%	17.39%	16.55%	13.95%	12.53%
This information is preliminary and based on company data available at the time of the presentation.

PINNACLE FINANCIAL PARTNERS, INC. AND SUBSIDIARIES
SELECTED QUARTERLY FINANCIAL DATA — UNAUDITED

	September	June	March	Dec	Sept	June
(dollars in thousands)	2009	2009	2009	2008	2008	2008

Asset quality information and ratios:
Nonperforming assets:
Nonaccrual loans	$121,726	100,328	33,863	10,860	17,743	13,067
Other real estate (ORE)	$22,768	18,845	19,817	18,306	12,142	9,181
Restructured accruing loans	$12,827	—	—	—	—	—
Past due loans over 90 days and still accruing interest	$65	—	3,871	1,508	3,241	2,272
Net loan charge-offs	$5,228	44,579	4,760	2,068	73	870
Allowance for loan losses to nonaccrual loans	68.2%	65.9%	133.9%	335.9%	196.4%	243.3%
As a percentage of total loans:
Past due accruing loans over 30 days	0.86%	0.52%	1.13%	0.60%	0.61%	0.34%
Potential problem loans (5)	7.24%	4.03%	2.56%	0.80%	0.83%	0.40%
Allowance for loan losses	2.30%	1.86%	1.30%	1.09%	1.09%	1.05%
Nonperforming assets total loans and ORE	3.98%	3.34%	1.54%	0.86%	0.93%	0.73%
Annualized net loan charge-offs year-to-date to avg. loans (6)	2.04%	2.81%	0.56%	0.10%	0.05%	0.07%
Avg. commercial loan internal risk ratings (5)	4.7	4.6	4.3	4.2	4.2	4.0
Avg. loan account balances (7)	$193	189	185	177	170	163

Interest rates and yields:
Loans	4.61%	4.52%	4.57%	5.27%	5.60%	5.77%
Securities	4.69%	4.60%	5.18%	5.40%	5.24%	5.10%
Total earning assets	4.60%	4.49%	4.66%	5.25%	5.53%	5.66%
Total deposits, including non-interest bearing	1.60%	1.76%	1.97%	2.28%	2.35%	2.42%
Securities sold under agreements to repurchase	0.64%	0.70%	0.64%	0.98%	1.33%	1.30%
FHLB advances and other borrowings	2.48%	2.52%	2.71%	3.24%	3.40%	3.20%
Subordinated debt	3.86%	4.39%	4.80%	5.99%	5.65%	5.46%
Total deposits and interest-bearing liabilities	1.65%	1.81%	2.01%	2.35%	2.44%	2.48%

Capital ratios (8):
Stockholders’ equity to total assets	13.9%	14.0%	12.8%	13.2%	11.8%	11.7%
Leverage	10.9%	11.1%	9.7%	10.5%	8.7%	8.5%
Tier one risk-based	13.1%	13.3%	11.8%	12.1%	9.8%	9.3%
Total risk-based	14.7%	15.0%	13.3%	13.5%	11.2%	10.3%
Tangible common equity to tangible assets	7.5%	7.4%	6.0%	6.2%	6.2%	5.8%
Tangible common equity to risk weighted assets	9.1%	9.0%	7.4%	7.5%	7.2%	6.6%
This information is preliminary and based on company data available at the time of the presentation.

PINNACLE FINANCIAL PARTNERS, INC. AND SUBSIDIARIES
SELECTED QUARTERLY FINANCIAL DATA — UNAUDITED

	September	June	March	Dec	Sept	June
(dollars in thousands, except per share data)	2009	2009	2009	2008	2008	2008

Per share data:
Earnings (loss) — basic	$(0.15)	(1.33)	0.03	0.33	0.38	0.36
Earnings (loss) — diluted	$(0.15)	(1.33)	0.03	0.31	0.36	0.34
Book value per common share at quarter end (9)	$18.74	18.57	22.30	22.40	21.63	21.33
Weighted avg. common shares — basic	32,460,614	24,965,291	23,510,994	23,491,356	23,174,998	22,356,667
Weighted avg. common shares — diluted	32,460,614	24,965,291	24,814,408	24,739,044	24,439,642	23,629,234
Common shares outstanding	32,956,737	32,929,747	24,060,703	23,762,124	23,699,790	22,587,564

Investor information:
Closing sales price	$12.71	13.32	23.71	29.81	30.80	20.09
High sales price during quarter	$17.03	24.01	29.90	32.00	36.57	29.29
Low sales price during quarter	$12.15	12.86	13.32	22.01	19.30	20.05

Other information:
Gains on sale of loans and loan participations sold:
Mortgage loan sales:
Gross loans sold	$114,049	213,218	192,932	72,097	71,903	79,693
Gross fees (10)	$1,832	3,032	2,656	1,464	1,293	1,364
Gross fees as a percentage of mortgage loans originated	1.61%	1.42%	1.38%	2.03%	1.80%	1.71%
Commercial loans sold	$—	—	—	—	695	8
Gains on sales of investment securities, net	$—	2,116	4,346	—	—	—
Brokerage account assets, at quarter-end (11)	$898,000	786,000	671,000	686,000	848,000	826,000
Trust account assets, at quarter-end	$607,000	580,000	544,000	588,000	537,000	527,000
Floating rate loans as a percentage of total loans (12)	38.0%	39.8%	40.0%	41.4%	41.4%	44.0%
Balance of commercial loan participations sold to other banks and serviced by Pinnacle, at quarter end	$92,837	102,515	122,123	125,429	136,069	125,308
Core deposits to total funding (13)	51.5%	48.7%	46.7%	50.5%	50.9%	52.3%
Risk-weighted assets	$4,000,359	3,942,844	3,825,590	3,705,606	3,493,361	3,353,142
Total assets per full-time equivalent employee	$6,634	6,752	6,728	6,614	5,999	5,828
Annualized revenues per full-time equivalent employee	$221.4	222	226	209.9	214.4	209.8
Number of employees (full-time equivalent)	768.0	746.0	736.0	719.0	723.0	704.5
Associate retention rate (14)	94.2%	92.5%	92.1%	88.9%	90.8%	90.9%

Selected economic information (in thousands) (15):
Nashville MSA nonfarm employment	727.9	725.1	733.0	755.4	760.4	758.1
Knoxville MSA nonfarm employment	321.9	322.5	324.5	332.0	335.7	335.7
Nashville MSA unemployment	9.8%	10.0%	8.8%	6.5%	6.0%	5.8%
Knoxville MSA unemployment	9.3%	9.3%	8.2%	6.4%	5.6%	5.6%
Nashville residential median home price	$163.7	170.7	161.0	163.8	169.9	183.6
Nashville inventory of residential homes for sale	14.7	15.0	14.0	12.9	15.1	15.8
This information is preliminary and based on company data available at the time of the presentation.

PINNACLE FINANCIAL PARTNERS, INC. AND SUBSIDIARIES
RECONCILIATION OF NON-GAAP SELECTED QUARTERLY AND YEAR-TO-DATE FINANCIAL DATA — UNAUDITED

	As of September 30,	As of December 31,
(dollars in thousands, except per share data)	2009	2008

Reconciliation of certain financial measures:
Tangible assets:
Total assets	$5,094,710	$4,754,075
Less: Goodwill	(244,116)	(244,161)
Core deposit and other intangibles	(14,460)	(16,871)

Net tangible assets	$4,836,134	$4,493,043

Tangible common equity:
Total stockholders’ equity	$710,091	$627,298
Less: Preferred stock	(89,168)	(88,348)
Goodwill	(244,116)	(244,161)
Core deposit and other intangibles	(14,460)	(16,871)

Net tangible common equity	$362,347	$277,918

Tangible common equity divided by tangible assets	7.49%	6.19%

Tangible common equity per common share	$10.99	$11.70

	For the three months ended September 30,		For the nine months ended September 30,
(dollars in thousands)	2009	2008	2009	2008

Average tangible assets:
Total average assets	$5,028,855	$4,202,592	$4,967,176	$3,963,384
Less: Average intangible assets	(259,016)	(261,584)	(259,894)	(259,869)

Net average tangible assets	$4,769,839	$3,941,008	$4,707,282	$3,703,515

Average tangible equity:
Total average stockholders’ equity	$715,844	$502,575	$667,002	$484,839
Less: Average intangible assets	(259,016)	(261,584)	(259,894)	(259,869)

Net average tangible stockholders’ equity	$456,828	$240,991	$407,108	$224,970

Net income (loss) available to common stockholders	$(4,851)	$8,795	$(37,454)	$22,821

Return on average tangible assets (annualized)	(0.40%)	0.89%	(1.06%)	0.82%

Return on average tangible stockholders’ equity (annualized)	(4.21%)	14.52%	(12.30%)	13.55%

This information is preliminary and based on company data available at the time of the presentation.

PINNACLE FINANCIAL PARTNERS, INC. AND SUBSIDIARIES
SELECTED QUARTERLY FINANCIAL DATA — UNAUDITED

1. Ratios are presented on an annualized basis.
2. Net interest margin is the result of net interest income on a tax equivalent basis divided by average interest earning assets.
3. Total revenue is equal to the sum of net interest income and noninterest income.
4. Efficiency ratios are calculated by dividing noninterest expense by the sum of net interest income and noninterest income.
5. Average risk ratings are based on an internal loan review system which assigns a numeric value of 1 to 10 to all loans to commercial entities based on their underlying risk characteristics as of the end of each quarter. A “1” risk rating is assigned to credits that exhibit Excellent risk characteristics, “2” exhibit Very Good risk characteristics, “3” Good, “4” Satisfactory, “5” Acceptable or Average, “6” Watch List, “7” Criticized, “8” Classified or Substandard, “9” Doubtful and “10” Loss (which are charged-off immediately). Additionally, loans rated “8” or worse that are not nonperforming loans are considered potential problem loans. Generally, consumer loans are not subjected to internal risk ratings.
6. Annualized net loan charge-offs to average loans ratios are computed by annualizing year-to-date net loan charge-offs and dividing the result by average loans for the year-to-date period.
7. Computed by dividing the balance of all loans by the number of loan accounts as of the end of each quarter.
8. Capital ratios are for Pinnacle Financial Partners, Inc. and are defined as follows:
Equity to total assets — End of period total stockholders’ equity as a percentage of end of period assets.
Leverage — Tier one capital (pursuant to risk-based capital guidelines) as a percentage of adjusted average assets.
Tier one risk-based — Tier one capital (pursuant to risk-based capital guidelines) as a percentage of total risk-weighted assets.
Total risk-based — Total capital (pursuant to risk-based capital guidelines) as a percentage of total risk-weighted assets.
9. Book value per share computed by dividing total stockholders’ equity less preferred stock and common stock warrants by common shares outstanding.
10. Amounts are included in the statement of operations in “Gains on the sale of loans and loan participations sold”, net of commissions paid on such amounts.
11. At fair value, based on information obtained from Pinnacle’s third party broker/dealer for non-FDIC insured financial products and services.
12. Floating rate loans are those loans that are eligible for repricing on a daily basis subject to changes in Pinnacle’s prime lending rate or other factors.
13. Core deposits include all transaction deposit accounts, money market and savings accounts and all certificates of deposit issued in a denomination of less than $100,000. The ratio noted above represents total core deposits divided by total funding, which includes total deposits, FHLB advances, securities sold under agreements to repurchase, subordinated indebtedness and all other interest-bearing liabilities.
14. Associate retention rate is computed by dividing the number of associates employed at quarter-end less the number of associates that have resigned in the last 12 months by the number of associates employed at quarter-end.
15. Employment and unemployment data is from the US Dept. of Labor Bureau of Labor Statistics. Labor force data is not seasonally adjusted. The most recent quarter data presented is as of the most recent month that data is available as of the release date. The Nashville home data is from the Greater Nashville Association of Realtors.
16. Brokered deposits do not include balances under the Certificate of Deposit Account Registry Service (CDARS).